Exhibit 99.1

Gentherm Reports 2018 Fourth Quarter and Full Year Results

Company Achieved Record Annual Revenues Despite Industry Headwinds

Secured Record $1.6 Billion in Automotive Awards in 2018

2019 Guidance Established

NORTHVILLE, Michigan, February 21, 2018 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights

•

Product revenues of $253.7 million decreased 1.4% from $257.2 million in the 2017 fourth quarter. Excluding the impact of acquisitions and foreign currency translation, product revenues declined 2.2% year over year

•	Automotive revenues, excluding the impact of acquisitions and foreign currency translation, increased 0.9% year over year
•	GAAP diluted earnings per share was $0.36 as compared with a loss per share of $0.14 for the prior-year period
•

Adjusted diluted earnings per share, excluding restructuring expenses, unrealized currency loss, and expenses and other impacts related to acquisitions (see table herein), was $0.50.  Adjusted diluted earnings per share in the prior-year period was $0.61

•	Secured automotive new business awards totaling approximately $350 million in the quarter
•	Repurchased $84 million of the Company’s stock

Full Year Highlights

•

Record product revenues of $1,038.3 million increased 5.3% from $985.7 million in 2017.  Excluding the impact of acquisitions and foreign currency translation, product revenues declined 0.7% year over year

•	Automotive revenues, excluding the impact of acquisitions and foreign currency translation, increased 1.0% year over year
•	GAAP diluted earnings per share was $1.16 as compared with $0.96 for the prior-year period
•

Adjusted diluted earnings per share, excluding impairment loss, restructuring expenses, unrealized currency loss, and expenses and other impacts related to acquisitions (see table herein), was $2.12.  Adjusted diluted earnings per share in the prior-year period was $2.31

•	Secured record automotive new business awards totaling approximately $1.6 billion, of which 40% represents Climate Control Seat (CCS®)
•	Repurchased $148 million of the Company’s stock

“I am pleased with the continued momentum we are achieving with our focused growth strategy, evidenced by a record $1.6 billion of new awards from automakers around the world in 2018. Excluding assets held for sale, our product revenues grew 7.6% in 2018, surpassing our expectations of 7%. Despite a challenging automotive industry environment, we delivered year-over-year organic revenue growth in automotive in the fourth quarter, outperforming our key markets by over 600 basis points," said Phil Eyler, Gentherm's President and Chief Executive Officer.  "In addition, we made significant progress in lowering operating expenses through the ‘Fit-for-Growth’ program. Excluding assets held for sale, we delivered a better-than-expected EBITDA margin rate. There are still more opportunities ahead to improve gross margin through manufacturing efficiencies, footprint rationalization, the expansion of our purchasing excellence program and value engineering. We expect industry headwinds to continue in 2019; however, the momentum in new awards and our relentless focus on cost structure position us well to achieve our 2019 guidance and 2021 outlook."

2018 Fourth Quarter Financial Review

Product revenues for the fourth quarter of 2018 decreased $3.5 million, or 1.4%, as compared with the prior-year period.  The year-over-year decline was comprised of a $4.5 million increase in the Automotive segment and a $8.1 million decrease in the Industrial segment.  Adjusting for the Etratech acquisition and foreign currency translation, organic product revenues decreased 2.2% year over year.

Revenue growth in Automotive was driven by higher sales in climate-controlled seats (“CCS”), steering wheel heaters and battery thermal management, partially offset by lower sales of seat heaters and automotive cables, as well as the contribution of the Etratech acquisition for the entire quarter. Adjusting for the Etratech acquisition and foreign currency translation, organic automotive revenues increased 0.9% year over year.

Automotive revenues grew despite lower than expected automotive production in the Company’s key markets which include North America, Europe, Japan, Korea and China. When compared with IHS Markit's mid-October forecast for the fourth quarter of 2018, actual light vehicle production was approximately 6 percentage points below forecast. In addition, when compared to the fourth quarter of 2017, actual light vehicle production declined by approximately 6% in the Company’s key markets.

The revenue decline in Industrial resulted primarily from lower revenues from the Cincinnati Sub-Zero (“CSZ”) industrial chambers business and Global Power Technologies (“GPT”), which were classified as assets held for sale in the quarter. On February 1, 2019, the Company announced the completion of the sale of the CSZ industrial chambers business to Weiss Technik North America, Inc. for total cash proceeds of $47.5 million.

See the “Revenues by Product Category” table enclosed herein for additional detail.

Gross margin rate declined to 27.0% in the current-year period, as compared with 30.0% in the prior-year period, primarily as a result of lower than expected sales volume, late-quarter tier one customer order adjustments, higher labor costs and lower margin on Battery Thermal Management (“BTM”) associated with the launch phase of the new actively cooled technology programs. These were partially offset by Fit-for-Growth cost reduction initiatives.

Net research and development expenses of $16.5 million in the 2018 fourth quarter decreased $5.3 million, or 24.4%. R&D expenses declined year over year, as a direct result of the Company’s focused portfolio and Fit-for-Growth cost reduction initiatives. Additionally, R&D expenses declined year over year due to higher-than-normal customer reimbursements.

Selling, general and administrative expenses of $29.2 million in the 2018 fourth quarter decreased $4.4 million, or 13.1%, versus the prior-year period. The year-over-year decline was primarily driven by the impact of the Fit-for-Growth cost reduction initiatives and the non-recurrence of $3.8 million in CEO transition expenses that occurred in the fourth quarter of 2017.

During the quarter, the Company recognized $1.9 million in restructuring expenses which resulted from completed actions associated with its Fit-for-Growth initiatives. Total implemented actions to date are expected to deliver annualized savings of approximately $37 million. The Company has identified a total of $65 million of savings against its annualized target of $75 million by 2021.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA less CEO transition expenses of $34.5 million in the 2018 fourth quarter compared with $39.0 million in the prior-year period, a decrease of $4.5 million or 11.4%.

Income tax expense in the 2018 fourth quarter was $6.4 million, as compared with $23.8 million in the prior-year period, which included $20.2 million associated with the required adjustments under the U.S. Tax Cut and Jobs Act.

GAAP diluted earnings per share for the fourth quarter of 2018 was $0.36 compared with a loss per share of $0.14 for the prior-year period.  Adjusted diluted earnings per share, excluding restructuring expenses, unrealized currency loss, and expenses and other impacts related to acquisitions (see table herein), was $0.50.  Adjusted diluted earnings per share in the prior-year period was $0.61.

Full Year Revenue and Earnings Per Share Discussion

For full-year 2018, the Company reported record product revenues of $1,038.3 million, a 5.3% increase over the prior year. Adjusting for the Etratech acquisition and foreign currency translation, the year-over-year decline was 0.7%.  An increase in the Automotive segment was more than offset by a decrease in the Industrial segment.

In the Automotive segment, 2018 full-year revenues were $948.6 million, a $69.1 million, or 7.9% increase compared to the prior year. The year-over-year growth was primarily due to increases in steering wheel heaters, automotive cables and BTM, as well as the acquisition of Etratech.  Due to the impact of the shift from CCS active to CCS vent that continued into the first half of 2018, CCS product revenues declined by $13.1 million, or 3.4%.

The Company’s Industrial Segment revenues decreased $16.6 million, or 15.6%, to $89.7 million.  The decline was primarily due to lower revenues from the CSZ industrial chambers and GPT businesses, which were classified as assets held for sale.

GAAP diluted earnings per share was $1.16, as compared with $0.96 for the prior-year period.  Adjusted diluted earnings per share, excluding impairment loss, restructuring expenses, unrealized currency loss, and expenses and other impacts related to acquisitions (see table herein), was $2.12.  Adjusted diluted earnings per share in the prior-year period was $2.31.

Guidance

The Company is providing the following guidance for 2019, excluding divested assets and assets held for sale:

•	Product revenues are expected to grow between 4% and 6% to a range of $1.01 billion to $1.04 billion
•	Operating expenses between 19% and 20% of product revenues
•	Gross margin rate between 28% and 30%
•	Adjusted EBITDA between 14% and 15% of product revenue
•	Full-year effective tax rate between 28% and 30%
•	Capital expenditures between $40 and $50 million

Based on 2018 results and 2019 guidance, the Company is reaffirming the following outlook for 2021:

•	Product revenue growth of high single-digit CAGR for the 2018 to 2021 period
•	Operating expenses between 15% and 17% of product revenues
•	Gross margin rate between 30% and 32%
•	Adjusted EBITDA margin of high teens
•	ROIC of greater than 20%

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13686834.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately 2 hours after the call until 11:59 PM Eastern Time on March 7, 2019. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13686834.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise or customers may develop their own products to replace the Company’s products, currency exchange rates may change unfavorably, pricing pressures from customers may increase, the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates, free trade agreements may be altered in a manner adverse to the Company, cost-savings measures may not be achievable or may need to be reversed, assets held for sale may not be sold quickly or at all, the Company may be unable to repurchase its shares of common stock at favorable prices or at all, due to market conditions, applicable legal requirements, debt covenants or other restrictions, compliance with covenants and other restrictions under the Company’s credit facility, medical device regulations could change in an unfavorable manner, oil and gas prices could fluctuate causing adverse consequences, and other adverse conditions in the industries in which the Company operates may negatively affect its results.  In addition, such forward-looking statements do not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof.

The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2017 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Product revenues	$253,652	$257,185	1,038,259	$985,683
Cost of sales	185,195	179,953	743,647	674,796
Gross margin	68,457	77,232	294,612	310,887
Operating expenses:
Net research and development expenses	16,518	21,845	79,900	82,478
Acquisition transaction expenses	—	789	—	789
Selling, general and administrative expenses	29,232	33,610	127,152	130,522
Restructuring expenses	1,874	—	14,772	—
Total operating expenses	47,624	56,244	221,824	213,789
Operating income	20,833	20,988	72,788	97,098
Interest expense	(1,281)	(1,252)	(4,942)	(4,885)
Foreign currency (loss)gain	(99)	(1,188)	622	(23,108)
Impairment loss	—	—	(11,476)	—
Other income (loss)	(411)	5	1,127	150
Earnings before income tax	19,042	18,553	58,119	69,255
Income tax expense	6,413	23,795	16,220	34,028
Net income (loss)	$12,629	$(5,242)	$41,899	$35,227
Basic earnings (loss) per share	$0.37	$(0.14)	$1.17	$0.96
Diluted earnings (loss) per share	$0.36	$(0.14)	$1.16	$0.96
Weighted average number of shares – basic	34,551	36,743	35,921	36,721
Weighted average number of shares – diluted	34,743	36,869	36,177	36,814

GENTHERM INCORPORATED
REVENUE BY PRODUCT CATEGORY
(Unaudited, in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	% Diff.		2018	2017		% Diff.
Climate Control Seat (CCS)	$98,033	$93,397	5.0%		$374,816	$387,961			(3.4)%
Seat Heaters	70,173	78,067	(10.1)%		305,337	307,309			(0.6)%
Steering Wheel Heaters	16,653	16,142	3.2%		69,845	62,125			12.4%
Automotive Cables	21,460	24,764	(13.3)%		98,931	92,093			7.4%
Battery Thermal Management (BTM) (1)	9,609	2,862	235.7%		28,472	10,043			184%
Etratech	11,840	8,398	(13.2)	%(2)	54,267	8,398		(1.3)	%(2)
Other Automotive	3,406	3,007	13.3%		16,924	11,528	(3)		46.8%
Subtotal Automotive	$231,174	$226,637	2.0%		$948,592	$879,457			7.9%
Remote Power Generation (GPT)	5,209	12,486	(58.3)%		19,222	31,891			(39.7)%
Cincinnati Sub-Zero Products (CSZ)	17,269	18,062	(4.4)%		70,445	74,335			(5.2)%
Subtotal Industrial	$22,478	$30,548	(26.4)%		$89,667	$106,226			(15.6)%
Total Company	$253,652	$257,185	(1.4)%		$1,038,259	$985,683			5.3%

(1)Battery Thermal Management or BTM product revenues include Gentherm’s automotive grade, low cost, heat resistant fans and blowers used by customer for battery cooling through ventilation and production level shipments of the advanced TED based active cool system which began during the fourth quarter of 2017.

(2)Amount represents the pro-forma growth for Etratech by comparing the amount of revenue during the 2018 period to Etratech’s revenue during the prior year period which totaled $13,641 and $54,987, respectively, which is not included in Gentherm’s revenue since the acquisition did not occur until November 1, 2017.

(3)Includes $2.0 million rebate to customer during the third quarter of 2017.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$12,629	$(5,242)	$41,899	$35,227
Add Back:
Income tax expense	6,413	23,795	16,220	34,028
Interest expense	1,281	1,252	4,942	4,885
Depreciation and amortization	11,845	12,238	50,350	44,685
Adjustments:
Restructuring expenses	1,874	–	14,772	–
Impairment of assets held for sale	–	–	11,476	–
Acquisition transaction expense	–	789	–	789
Unrealized currency loss	488	2,393	589	21,819
Adjusted EBITDA	34,530	35,225	140,248	141,433
CEO transaction expenses	–	3,757	–	6,694
Adjusted EBITDA less CEO transition expenses	$34,530	$38,982	$140,248	$148,127

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, impairment of assets held for sale, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Full Year
	December 31,		December 31,		Future Full Year Periods (estimated)
	2018	2017	2018	2017	2019	2020	2021	Thereafter
Transaction related current expense	—	789	—	789	—	—	—	—
Acquisition transaction expenses
Non-cash purchase accounting impacts
Customer relationships amortization	2,528	2,412	10,363	8,197	7,986	6,728	6,192	28,072
Technology amortization	968	844	2,984	2,943	2,406	2,406	2,179	2,547
Trade name amortization	—	45	—	132	—	—	—	—
Inventory fair value adjustment	30	20	118	20	39	—	—	—
Other effects
Unrealized currency loss	488	2,393	589	21,819
Restructuring expenses	1,874	—	14,772	—
Impairment of assets held for sale	—	—	11,476	—
CEO transition expenses	—	3,757	—	6,694	—	—	—	—
Total acquisition transaction expenses, purchase accounting impacts and other effects	$5,888	$10,260	$40,302	$40,594	$10,431	$9,134	$8,371	$30,619
Tax effect of above	(1,112)	(2,625)	(5,462)	(10,855)	(1,517)	(1,226)	(1,067)	(2,937)
U.S. Tax Reform	—	20,153	—	20,153
Net income effect	$4,776	$27,788	$34,840	$49,892	$8,914	$7,908	$7,304	$27,682

Earnings per share - difference
Basic	$0.14	$0.76	$0.97	$1.36
Diluted	$0.14	$0.76	$0.96	$1.36
Adjusted earnings per share
Basic	$0.50	$0.61	$2.14	$2.32
Diluted	$0.50	$0.61	$2.12	$2.31

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$39,620	$103,172
Accounts receivable, less allowance of $851 and $973, respectively	166,858	185,058
Inventory:
Raw materials	61,679	64,175
Work in process	5,939	16,139
Finished goods	44,917	41,095
Inventory, net	112,535	121,409
Derivative financial instruments	92	213
Prepaid expenses and other assets	54,271	51,217
Assets held for sale	69,699	—
Total current assets	443,075	461,069
Property and equipment, net	171,380	200,294
Goodwill	55,311	69,685
Other intangible assets, net	56,385	83,286
Deferred financing costs	647	936
Deferred income tax assets	64,024	30,152
Other non-current assets	12,225	37,983
Total assets	$803,047	$883,405
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$93,113	$89,596
Accrued liabilities	65,808	77,209
Current maturities of long-term debt	3,413	3,460
Derivative financial instruments	—	1,050
Liabilities held for sale	13,062	—
Total current liabilities	175,396	171,315
Pension benefit obligation	7,211	7,913
Other liabilities	3,087	2,747
Long-term debt, less current maturities	136,477	141,209
Deferred income tax liabilities	1,177	6,347
Total liabilities	323,348	329,531
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 33,856,629 and 36,761,362 issued and outstanding at December 31, 2018 and December 31, 2017, respectively	140,300	265,048
Paid-in capital	14,934	15,625
Accumulated other comprehensive loss	(39,500)	(20,444)
Accumulated earnings	363,965	293,645
Total shareholders’ equity	479,699	553,874
Total liabilities and shareholders’ equity	$803,047	$883,405

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2018	2017
Operating Activities:
Net income	$41,899	$35,227
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	50,638	44,972
Deferred income taxes	6,699	5,135
Stock compensation	9,047	12,507
Defined benefit plan (income) expense	82	(23)
Provision of doubtful accounts	(1)	(469)
Loss on sale of property and equipment	2,602	1,042
Impairment loss	11,476	—
Changes in operating assets and liabilities:
Accounts receivable	3,024	6,033
Inventory	(7,689)	(4,348)
Prepaid expenses and other assets	(4,428)	(12,334)
Accounts payable	12,380	(7,691)
Accrued liabilities	(7,295)	(30,171)
Net cash provided by operating activities	118,434	49,880
Investing Activities:
Proceeds from the sale of property and equipment	799	91
Investment in subsidiary, net of cash acquired	(15)	(66,994)
Purchases of property and equipment	(41,541)	(50,785)
Net cash used in investing activities	(40,757)	(117,688)
Financing Activities:
Borrowing of debt	94,679	—
Repayments of debt	(99,460)	(27,156)
Cash paid for the cancellation of restricted stock	(1,188)	(1,837)
Proceeds from the exercise of Common Stock options	14,777	2,755
Cash paid for the repurchase of restricted stock	(148,074)	(5,326)
Net cash used in financing activities	(139,266)	(31,564)
Foreign currency effect	(1,963)	25,357
Net decrease in cash and cash equivalents	(63,552)	(74,015)
Cash and cash equivalents at beginning of period	103,172	177,187
Cash and cash equivalents at end of period	$39,620	$103,172
Supplemental disclosure of cash flow information:
Cash paid for taxes	$23,159	$76,741
Cash paid for interest	$5,027	$4,540
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$5,759	$6,298

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